Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Names Andrew J. Olson As Chief Financial Officer

Menlo Park, Calif., July 31, 2017 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company” or “TPVG”), today announced the appointment of Andrew J. Olson as Chief Financial Officer to be effective as of August 10, 2017. Mr. Olson also serves as Chief Financial Officer of TriplePoint Capital LLC, TPVG’s sponsor.

“Andrew brings significant venture lending BDC experience to TPVG, and we are delighted he has joined us,” said Jim Labe, chief executive officer and chairman of the board of TPVG.

“Andrew’s public company and accounting experience in the financial services industry will have a positive impact on our global investment platform,” said Sajal Srivastava, president and chief investment officer of TPVG. “I can’t imagine a more exciting time to join us as we continue on our course to grow and enhance stockholder value.”

“I am thrilled to join the TriplePoint team with its industry leading position, strong reputation, high growth portfolio companies and deep relationships with a select group of leading venture capital investors,” said Mr. Olson.

Prior to joining TPVG and TriplePoint Capital, Mr. Olson served as vice president of finance and senior controller of a publicly traded BDC. Before that, he spent eight years with PricewaterhouseCoopers LLP, most recently as senior manager providing audit and consulting services to financial institutions of various sizes and asset classes. Mr. Olson received his B.A. in Business Economics from the University of California, Santa Barbara, and is a Certified Public Accountant in the state of California.

About TriplePoint Venture Growth BDC Corp.

The Company serves as the primary financing source for the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Relations and Media Contact

Abernathy MacGregor Group

Alan Oshiki / Trevor Martin

212-371-5999 / 415-926-7961

aho@abmac.com / trm@abmac.com